EXHIBIT 99.1

For Immediate Release

For More Information Contact:
David D. Stovall, President & CEO
Habersham Bancorp
(706) 778-1000 or (800) 822-0316

HABERSHAM BANCORP ANNOUNCES FIRST QUARTER EARNINGS

CORNELIA, GA. May 5, 2004, Habersham Bancorp (NASDAQ: HABC) reports first quarter earnings of $359,052 or $.12 per share diluted, a decrease of 52.65% when compared to first quarter earnings of $758,278 or $.26 per share diluted in 2003. Earnings for the first quarter of 2004 were impacted by decreases in the loan portfolio as well as the yields on the loan portfolio due to a lower interest rate environment during 2004 compared to 2003. In addition, the first quarter earnings were also impacted by increased personnel and occupancy costs associated with the Braselton Office which began operations in November 2003.

Total assets of $369 million at March 31, 2004 reflect a decrease of $5.5 million or 1.46% from $375 million at December 31, 2003. Management reported that the decrease in assets is primarily the result of continuing payoffs and maturities of construction loans originated by the former mortgage banking subsidiary, BancMortgage Financial Corp.

The Company’s stock is listed on the Nasdaq National Market under the symbol HABC. Any requests for information regarding the purchase or sale of the common stock can be addressed to: Sterne, Agee and Leach, Inc.; Paine Webber, Inc. (formerly J.C. Bradford & Co.); SunTrust Robinson-Humprey Co., Inc.; FIG Partners, LLC; Wachovia Securities, Inc. (formerly Interstate/Johnson Lane); or First Tennessee, market makers for HABC.

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HABERSHAM BANCORP FINANCIAL HIGHLIGHTS
(Unaudited) (dollar amount in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2004	2003

Earnings Summary

Interest income	$5,002	$5,847
Interest expense	1,667	2,257

Net interest income	3,335	3,590

Provision for loan losses	162	263

Net interest income after provision for loan losses	3,173	3,327

Other income	851	942
Investment securities gains	31	6
Other expense	3,632	3,263

Income before income tax expense	423	1,012

Income tax expense	64	254

Net income	$359	$758

Net income per share – basic	$.13	$.27

Net income per share – diluted	$.12	$.26

Weighted average number of common shares outstanding	2,872,234	2,818,289

Weighted average number of common and common equivalent shares outstanding	2,939,885	2,868,268

Cash dividends declared per common share	$.07	$.06

Balance Sheet Summary	March 31, 2004	December 31, 2003

Total Assets	$369,499	$374,967
Loans	255,069	261,807
Deposits	277,854	279,589
Shareholders’ Equity	49,980	49,229

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